Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increases to Third Quarter 2006 Revenue, Net Income and EBITDA; Posts Record Nine Month Results; Declares Quarterly Cash Distribution of $0.50 Per Unit; and Updates Guidance

TULSA, Oklahoma, October 26, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today reported net income for the quarter ended September 30, 2006 (the “2006 Quarter”) increased 12.1% to $38.6 million, or $0.88 of adjusted net income per diluted limited partner unit, compared to net income for the quarter ended September 30, 2005 (the “2005 Quarter”) of $34.5 million, or $0.85 of adjusted net income per diluted limited partner unit. The Partnership’s use of adjusted net income per limited partner unit is consistent with the methodology generally used by securities analysts and consensus estimates. Revenues for the 2006 Quarter increased 18.2% to a record $244.7 million, as compared to $207.0 million for the 2005 Quarter. The Partnership also reported EBITDA of $58.4 million in the 2006 Quarter, an increase of 12.6% over EBITDA of $51.8 million in the 2005 Quarter. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.50 per unit for the 2006 Quarter (an annualized rate of $2.00 per unit), payable on November 14, 2006, to all unitholders of record as of November 6, 2006. The announced distribution represents a 21.2% increase over the 2005 Quarter cash distribution of $0.4125 per unit. Increases to the Partnership’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance Resource Partners delivered another strong quarter of financial and operating results,” said Joseph W. Craft III, President and Chief Executive Officer. “Through the first nine months of 2006, Alliance set new standards for tons produced and sold, revenues, EBITDA and net income, and we remain on pace to achieve our sixth consecutive year of record results. The Partnership also reached a milestone during the quarter as our Mettiki mine completed production operations after more than 29 years of mining in Maryland. As Alliance continues to build for the future, we are now transitioning the Mettiki longwall operation to our new Mountain View mine development in West Virginia.”

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Consolidated Financial Results

Record revenues for the 2006 Quarter were primarily attributable to record levels for both coal sales volumes and average coal sales prices during the period. Increased coal sales volumes in each of the Partnership’s operating regions resulted in a record 6.2 million tons of coal sold during the 2006 Quarter as compared to 5.6 million tons sold during the 2005 Quarter. The Partnership also realized higher coal sales prices across each of its operating regions during the 2006 Quarter as average coal sales prices increased by $3.19 per ton to a record $37.12. These increases were partially offset by lower synfuel-related revenues which declined $3.7 million to $3.2 million as synfuel-related activities were curtailed in response to high crude oil prices during the 2006 Quarter.

During the 2006 Quarter, several factors impacted operating expenses, which increased to $162.2 million as compared to $129.9 million for the 2005 Quarter. Operating expenses were impacted by higher coal production which increased to 6.1 million tons during the 2006 Quarter, as compared to 5.4 million tons during the 2005 Quarter. Increased production was primarily due to higher overall productivity at the Partnership’s Illinois Basin and Northern Appalachian operations, particularly at the Mettiki and Warrior mines, and increased production levels at the Elk Creek mine as that mine continues to move toward operating at full capacity. Operating expenses also increased as a result of higher coal sales volumes and revenues during the 2006 Quarter, which resulted in higher sales related expenses. The Partnership’s operating expenses during the 2006 Quarter continued to be impacted by cost pressures, primarily attributable to labor related expenses, materials and supply costs (particularly consumables such as steel and power) and maintenance expense. Continued demand by the Partnership’s Illinois Basin customers for higher quality coal also contributed to higher operating expenses as a result of increased coal processing requirements.

The Partnership responded to several attractive market opportunities during the 2006 Quarter, which increased outside coal purchases by $2.5 million to $6.0 million. General and administrative expenses decreased during the 2006 Quarter to $7.4 million from $12.8 million during the 2005 Quarter, which decrease was primarily attributable to a reduction in unit-based incentive compensation expense. Additional capital spending associated with the Partnership’s growth initiatives resulted in higher depreciation, depletion and amortization expense, which increased $3.5 million during the 2006 Quarter to $17.3 million.

The Partnership reported record net income of $127.4 million for the nine months ended September 30, 2006 (the “2006 Period”), an increase of 11.4% over net income of $114.4 million for the nine months ended September 30, 2005 (the “2005 Period”). Revenues for the 2006 Period rose 15.2% to a record $704.4 million, and coal sales volumes increased 5.1% to a record 17.8 million tons, as compared to $611.4 million and 17.0 million tons for the 2005 Period, respectively. The Partnership’s EBITDA for the 2006 Period rose 10.2% to a record $184.1 million compared to EBITDA for the 2005 Period of $167.1 million. Total coal production climbed to a record 18.2 million tons during the 2006 Period, an increase of 8.6% over the 16.7 million tons of coal produced during the 2005 Period. (For a definition EBITDA and reconciliation to GAAP, please see the end of this release.)

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Financial results for the 2006 Period benefited from increased coal production and sales volumes, as well as higher average coal sales prices, which rose 10.8% to $36.58 per ton as compared to the 2005 Period. The Partnership’s year-to-date financial performance also benefited from lower general and administrative expenses, which decreased $7.5 million during the 2006 Period, primarily as a result of lower unit-based incentive compensation. Financial results for the 2006 Period were negatively affected by higher operating expenses and outside purchases and increased depreciation, depletion and amortization as discussed above.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr
Tons sold (millions)	4.4	3.9	0.8	0.9	0.9	0.8	6.2	5.6
Coal sales price per ton (1)	$34.24	$31.77	$53.42	$46.77	$30.78	$29.25	$37.12	$33.93
Adjusted EBITDA expense per ton (2)	$24.10	$21.57	$44.45	$33.41	$21.32	$22.75	$27.26	$23.85
Adjusted EBITDA (millions) (3)	$47.9	$46.5	$7.1	$12.5	$9.4	$5.5	$65.8	$64.6

(1)	Sales price per ton is defined as total coal sales dividend by total tons sold.
(2)	Adjusted EBITDA expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

Coal sales volumes for the 2006 Quarter increased approximately 575,000 tons, or 10.3% over 5.6 million tons of coal sold in the 2005 Quarter. Higher sales volumes at each of the Partnership’s Illinois Basin operations resulted in a 13.6% increase in coal sales volumes, while the Mettiki mine in Northern Appalachia recorded a 22.2% increase in sales tons during the 2006 Quarter. Coal sales volumes at the Partnership’s Central Appalachian operations decreased approximately 15.2% during the 2006 Quarter. Coal inventories remained relatively high, approximately 1.1 million tons, at the end of the 2006 Quarter, primarily due to a planned build up of inventory at the Mettiki mine to meet sales commitments to Northern Appalachian customers during the fourth quarter transition of longwall operations to the Mountain View mine. During the 2006 Quarter, the Elk Creek mine in the Illinois Basin began to reduce coal inventory accumulated during construction of the new preparation plant at that mining complex.

Total average coal sales prices for the 2006 Quarter increased 9.4% over the 2005 Quarter to a record $37.12 per ton sold. Average coal sales prices in the Illinois Basin region increased 7.8% in the 2006 Quarter, as compared to the 2005 Quarter, due to higher quality product sales and as a result of new coal sales agreements and the re-pricing of several long-term coal sales contracts at higher prices. The Central Appalachian region also benefited from improved contract pricing as average coal sales prices increased 14.2% during the 2006 Quarter. Average sales prices realized in the Northern Appalachian region increased 5.2% primarily due to tons sold into the spot market in response to previously discussed customer demand during the 2006 Quarter.

Total adjusted EBITDA expense per ton increased during the 2006 Quarter to $27.26 per ton sold, primarily due to the impact of the previously discussed higher costs and expenses in each of the Partnership’s operating regions. Costs related to the continuing transition of the Elk Creek mine to full production capacity also impacted adjusted EBITDA expense per ton in the Illinois Basin. Adjusted EBITDA expense per ton in the Central Appalachian region increased as a result of higher costs at Pontiki associated with ramping to full production in the Van Lear seam and transitioning to the Albridge Branch area of the Pond Creek seam. Adjusted EBITDA expense per ton decreased in the Northern Appalachia region due to accelerated coal production and sales volumes related to completion of production operations at the Mettiki mine. (For a definition of adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

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Outlook

Commenting on the Partnership’s outlook, Mr. Craft said, “Alliance remains positive about the long-term fundamentals for coal demand in the markets we serve. Pricing levels for 2007 in the Illinois Basin and Northern Appalachian markets are holding up well compared to 2006. In Central Appalachia, even though we have experienced downward pressure on coal prices, current pricing for larger volumes and long-term business is generally higher than current spot market levels. For 2007, we are estimating coal production in the range of 24.3 to 24.8 million tons. Based on recently concluded negotiations with several customers for new coal sales agreements and price renegotiations on existing contracts, the Partnership has approximately 3.4 million tons of coal open to market pricing in 2007.”

Mr. Craft added, “The anticipated growth in high sulfur coal demand for the newly installed scrubber markets appears to be on track. As a result, we remain committed to developing our previously announced growth projects at Tunnel Ridge, Penn Ridge, River View and Gibson South to meet this new demand.”

Essentially all of the Partnership’s 2006 coal production, currently estimated at 23.8 to 24.3 million tons, is committed in the market. Based on current projections and assuming coal shipments occur as anticipated, the Partnership is confirming its previous guidance for 2006 revenues, excluding transportation revenues, in a range of $910.0 to $930.0 million. Reflecting its strong year-to-date performance, the Partnership is currently anticipating 2006 EBITDA and net income in the ranges of $245.0 to $255.0 million and $160.0 to $170.0 million, respectively. The guidance ranges for both EBITDA and net income exclude the impact of any additional insurance recoveries attributable to the MC Mining Fire Incident. (For a reconciliation of estimated annual 2006 EBITDA to GAAP, please see the end of this release.)

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners, L.P. is a diversified producer and marketer of steam coal to major United States utilities and industrial users. Alliance Resource Partners, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. Alliance Resource Partners currently operates eight underground mining complexes in Illinois, Indiana, Kentucky and Maryland; and is developing the Mountain View mine in West Virginia, which will replace the Maryland mine that will deplete its reserves at the end of this year.

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Partnership news, unit prices and additional information about Alliance Resource Partners, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at 918-295-7674 or via e-mail at investorrelations@arlp.com

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program; and, a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Tons sold	6,164	5,589	17,836	16,977
Tons produced	6,114	5,351	18,164	16,722

SALES AND OPERATING REVENUES:
Coal sales	$228,802	$189,639	$652,527	$560,612
Transportation revenues	10,966	9,100	29,956	27,107
Other sales and operating revenues	4,972	8,304	21,881	23,667

Total revenues	244,740	207,043	704,364	611,386

EXPENSES:
Operating expenses	162,209	129,912	455,096	377,430
Transportation expenses	10,966	9,100	29,956	27,107
Outside purchases	6,020	3,472	14,251	10,981
General and administrative	7,391	12,812	21,640	29,067
Depreciation, depletion and amortization	17,273	13,798	48,283	40,822

Total operating expenses	203,859	169,094	569,226	485,407

INCOME FROM OPERATIONS	40,881	37,949	135,138	125,979
Interest expense	(2,870)	(3,709)	(9,458)	(11,609)
Interest income	712	868	2,525	1,924
Other income	216	90	684	314

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	38,939	35,198	128,889	116,608
INCOME TAX EXPENSE	352	717	1,658	2,256

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	38,587	34,481	127,231	114,352
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	112	—
MINORITY INTEREST	53	—	96	—

NET INCOME	$38,640	$34,481	$127,439	$114,352

GENERAL PARTNERS’ INTEREST IN NET INCOME	$6,051	$2,908	$16,985	$7,617

LIMITED PARTNERS’ INTEREST IN NET INCOME	$32,589	$31,573	$110,454	$106,735

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.70	$0.65	$2.26	$2.09

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.69	$0.63	$2.24	$2.05

DISTRIBUTIONS PAID PER COMMON UNIT	$0.50	$0.4125	$1.42	$1.1625

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,426,306	36,260,880	36,426,306	36,260,880

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,824,613	36,997,338	36,795,976	36,995,130

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$36,447	$32,054
Trade receivables, net	94,735	94,495
Other receivables	3,284	2,330
Due from affiliates	56	—
Marketable securities	155	49,242
Inventories	35,787	17,270
Advance royalties	2,952	2,952
Prepaid expenses and other assets	855	8,934

Total current assets	174,271	207,277

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	776,300	635,086
Less accumulated depreciation, depletion and amortization	(374,839)	(330,672)

Total property, plant and equipment	401,461	304,414

OTHER ASSETS:
Advance royalties	22,842	16,328
Other long-term assets	5,801	4,668

Total other assets	28,643	20,996

TOTAL ASSETS	$604,375	$532,687

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$61,970	$53,473
Due to affiliates	1,556	8,795
Accrued taxes other than income taxes	13,458	13,177
Accrued payroll and related expenses	16,267	12,466
Accrued pension benefit	5,500	7,588
Accrued interest	1,263	4,855
Workers’ compensation and pneumoconiosis benefits	7,593	7,740
Other current liabilities	12,179	5,120
Current maturities, long-term debt	18,000	18,000

Total current liabilities	137,786	131,214

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	126,000	144,000
Pneumoconiosis benefits	25,546	23,293
Workers’ compensation	36,509	30,050
Reclamation and mine closing	42,894	38,716
Due to affiliates	1,506	6,940
Minority interest	904	—
Other liabilities	7,091	2,697

Total long-term liabilities	240,450	245,696

Total liabilities	378,236	376,910

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners – Common Unitholders 36,426,306 units outstanding	528,736	461,068
General Partners’ deficit	(295,644)	(298,270)
Unrealized loss on marketable securities	—	(68)
Minimum pension liability	(6,953)	(6,953)

Total Partners’ capital	226,139	155,777

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$604,375	$532,687

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$184,450	$151,569

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(141,963)	(80,603)
Changes in accounts payable and accrued liabilities	(1,198)	1,630
Proceeds from sale of property, plant and equipment	599	198
Purchase of marketable securities	(19,188)	(39,106)
Proceeds from marketable securities	68,343	39,014
Payments for acquisition of business	(2,318)	—

Net cash used in investing activities	(95,725)	(78,867)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(18,000)	(18,000)
Payment of debt issuance cost	(690)	—
Equity contribution received by Mid-America Carbonates, LLC	1,000	—
Distributions to Partners	(66,642)	(47,109)

Net cash used in financing activities	(84,332)	(65,109)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,393	7,593

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,054	31,177

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,447	$38,770

CASH PAID FOR:
Interest	$13,711	$15,160

Income taxes to taxing authorities	$1,900	$2,675

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$8,166	$5,415

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2006	2005	2006E Midpoint
Cash flows provided by operating activities	$55,630	$55,173	$184,450	$151,569	$245,000
Long-term incentive plan	(1,170)	(5,728)	(3,092)	(9,565)	(4,200)
Reclamation and mine closing	(538)	(445)	(1,563)	(1,350)	(2,000)
Coal inventory adjustment to market	482	96	(1,640)	(67)	—
Other	(22)	(226)	(50)	(1,913)	(1,000)
Net effect of working capital changes	1,531	(591)	(2,383)	16,500	400
Interest expense, net of interest income	2,158	2,841	6,933	9,685	9,500
Income taxes	352	717	1,658	2,256	2,500
Cumulative effect of accounting change	—	—	(112)	—	—
Minority interest income	(53)	—	(96)	—	(200)

EBITDA	58,370	51,837	184,105	167,115	250,000
Depreciation, depletion and amortization	(17,273)	(13,798)	(48,283)	(40,822)	(73,200)
Interest expense, net interest income	(2,158)	(2,841)	(6,933)	(9,685)	(9,500)
Income taxes	(352)	(717)	(1,658)	(2,256)	(2,500)
Cumulative effect of accounting change	—	—	112	—	—
Minority interest income	53	—	96	—	200

Net income	$38,640	$34,481	$127,439	$114,352	$165,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Reconciliation of EBITDA to Adjusted EBITDA (in thousands):

	Three Months Ended September 30,
	2006	2005
EBITDA	$58,370	$51,837
General and administrative	7,391	12,812

Adjusted EBITDA	$65,761	$64,649

Adjusted EBITDA is defined as net income before income tax expense (benefit), net interest expense, depreciation, depletion and amortization, and general and administrative expenses.

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Income per Limited Partner Unit -
Basic	$0.70	$0.65	$2.26	$2.09
Diluted	$0.69	$0.63	$2.24	$2.05
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	$0.19	$0.22	$0.77	$0.85
Diluted	$0.19	$0.22	$0.76	$0.84
Adjusted Net Income Per Limited Partner Unit -
Basic	$0.89	$0.87	$3.03	$2.94
Diluted	$0.88	$0.85	$3.00	$2.89

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the Partnership in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, Partnership net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in the Partnership. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•	the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

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